EXHIBIT 99.1

NEWS RELEASE

For Release on October 12, 2006	Contact: Mark H. Cosmez II
4:30 PM (ET) (925) 328-4655	Vice President, Finance/Chief Financial Officer
Giga-tronics Announces CFO Intent to Resign
San Ramon, CA — Giga-tronics Incorporated (NASDAQ: GIGA) announced that Mark H. Cosmez II, Chief Financial Officer, advised the Corporation of his intention to resign his position in order to pursue another opportunity with a private company. His resignation will take effect following the announcement of the results of operations for the current quarter and the filing of the Corporation’s Quarterly Report on Form 10-QSB with respect to the quarter. These events are expected to occur shortly after October 31, 2006.
     In making the announcement, Giga-tronics CEO John Regazzi stated, “ Mark has done an outstanding job at Giga-tronics and will be missed. Since joining the Company in 1997, he has made a tremendous contribution to our Company, as Mark successfully navigated Giga-tronics through a challenging economic business environment. We wish Mark the best in his new opportunity.”
     The Corporation is commencing a search for a replacement Chief Financial Officer. On an interim basis, the Corporation has appointed Frank Romejko, Controller, to assume the role of Principal Accounting Officer until a replacement can be found.
     Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market (formerly Small Cap Market) under the symbol “GIGA”.
     This press release may contain forward-looking statements concerning future operations. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

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